Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCOLR, Inc.

(Exact name of registrant as specified in its charter)

Delaware	91-1689591

(State of incorporation)	I.R.S. Employer Identification No.)

3625 132 ND Avenue S.E.
BELLEVUE, WASHINGTON 98006

(Address principal executive offices) (Zip code)

SCOLR, Inc.
2004 Equity Incentive Plan
(Full title of the Plan)

Daniel O. Wilds	Copies to:
President & Chief Executive Officer SCOLR, Inc. 3625 - 132nd Avenue Southeast Bellevue, Washington 98006 (425) 373-0171	Alan M. Mitchel, Esq. Gray Cary Ware & Freidenrich LLP 701 Fifth Avenue, Suite 7000 Seattle, WA 98104-7044 (206) 839-4880
(Name and address of agent for service, including telephone number, including area code, of agent for service)

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
		offering	aggregate	Amount of
Title of Securities	Amount to be	price per	offering	registration
to be registered[1]	registered[2]	share [3]	price [3]	fee
2004 Equity Incentive Plan
Common Stock Par Value $0.001	4,407,857	$2.71	$11,945,293	$1,514.00
TOTAL				$1,514.00

[1] The securities to be registered include options and rights to acquire Common Stock.

[2] Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction, plus an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

[3] Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. The $2.71 price is based upon the average of the high and low prices of the Common Stock on June 24, 2004 as reported on the American Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     SCOLR, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:

     (a) The Company’s latest annual report on Form 10-KSB filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 24, 2004.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

     (c) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10-SB filed under the Exchange Act on July 27, 1998 (Registration No. 000-24693), including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Inapplicable.

Item 5. Interests of Named Experts and Counsel

     Inapplicable.

Item 6. Indemnification of Directors and Officers

          Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

          Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify.

          Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7. Exemption From Registration Claimed

     Inapplicable.

Item 8. Exhibits

     See Exhibit Index.

Item 9. Undertakings

          The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on June 25, 2004.

SCOLR, Inc.

By:	/s/ Daniel O. Wilds
Daniel O. Wilds
President and Chief Executive Officer

POWER OF ATTORNEY

     The officers and directors of SCOLR, Inc. whose signatures appear below, hereby constitute and appoint Daniel O. Wilds and Gail T. Vitulli, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on June 25, 2004.

Signature	Title
/s/ Daniel O. Wilds Daniel O. Wilds	President, Chief Executive Officer, and Director

/s/ Gail T. Vitulli Gail T. Vitulli	Director of Finance (Principal Financial and Accounting Officer)

/s/ Randall L-W. Caudill, Ph.D. Randall L-W. Caudill, Ph. D.	Director

Reza Fassihi, Ph.D.	Director

/s/ David T. Howard David T. Howard	Chairman of the Board, Director

/s/ Herbert L. Lucas Herbert L. Lucas	Director

/s/ Wayne L. Pines Wayne L. Pines	Director

/s/ Robert C. Schroeder Robert C. Schroeder	Director

Signature	Title
/s/ Michael Sorell, M D. Michael Sorell, M.D.	Director

/s/ Michael N. Taglich Michael N. Taglich	Director

EXHIBIT INDEX

4.1	SCOLR, Inc., Certificate of Incorporation, as amended, is incorporated by reference to the Company’s Form 10-QSB for the quarterly period ending June 30, 2002, as filed with the Securities and Exchange Commission on August 14, 2002.

4.2	SCOLR, Inc., Bylaws, as amended, is incorporated by reference to Company’s Form 10-QSB for the quarterly period ending March 31, 2004, as filed with the Securities and Exchange Commission on April 14, 2004.

4.3	Certificate of Designation of Series A Junior Participating Preferred Stock of SCOLR, Inc., is incorporated by reference to the Company’s current report on Form 8-K as filed with the Securities and Exchange Commission on November 6, 2002.

4.4	Rights Agreement, dated as of November 1, 2002, between SCOLR, Inc. and OTR, Inc. is incorporated by reference to the Company’s current report on Form 8-K as filed with the Securities and Exchange Commission on November 6, 2002.

5	Opinion of Legality

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Grant Thornton LLP, Independent Auditors

24	Power of Attorney (included in signature pages to this registration statement)